Exhibit 23(c)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-3836, No. 33-81706, No. 33-62645, No. 333-69089, No. 333-35118, No. 333-69081 and No. 333-69690 on Form S-8 of REX Stores Corporation and subsidiaries of our report dated April 12, 2010, relating to the financial statements of Patriot Renewable Fuels, LLC as of December 31, 2009 and for the year then ended, appearing in this annual Report on Form 10-K of REX Stores Corporation and subsidiaries for the year ended January 31, 2010.

/S/ Boulay, Heutmaker, Zibell and Co. P.L.L.P.

Minneapolis, Minnesota
April 16, 2010